Exhibit 99.1

Contact:
Priscilla Harlan
Vice President, Corporate Communications
& Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
Molecular Insight Pharmaceuticals, Inc. Announces Resignation of Chief Financial Officer
Cambridge, MA, April 13, 2007 — Molecular Insight Pharmaceuticals (NASDAQ: MIPI) today announced that Bob Gallahue has resigned as Chief Financial Officer to pursue other opportunities. His resignation became effective on April 11, 2007. Molecular Insight has commenced a nationwide search to find his successor. “We thank Bob for his many contributions to the company, including managing the finance function as we progressed from a private to public company. We also appreciate his assistance in facilitating a smooth transition,” said David S. Barlow, Chairman and CEO of Molecular Insight.
John McCray, Chief Operating Officer of Molecular Insight, will serve as the company’s principal financial officer in the interim.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Molecular Insight’s lead targeted radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of Azedra™, Onalta™, Zemiva™ and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
#   #   #
Molecular Insight Pharmaceuticals, Inc. • 160 Second Street • Cambridge, MA 02142
Tel: 617.492.5554 • Fax: 617.492.5664 • www.molecularinsight.com